Exhibit 10.4

STOCKHOLDERS AGREEMENT

of

WOODSIDE HOMES, INC.

dated as of [•], 2014

Exhibit A — Joinder Agreement

i

THIS STOCKHOLDERS AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of [•], 2014, among WOODSIDE HOMES, INC., a Delaware corporation (the “Company”), and each of [Oaktree Funds] (each, a “Stockholder” and collectively, the “Stockholders”).  Capitalized terms used herein without definition have the meaning given to them in Section 1.1.

RECITALS

WHEREAS, the Company is undertaking an underwritten initial public offering (the “IPO”) of shares of its Class A Common Stock, par value $0.01 per share (“Class A Common Stock”);

WHEREAS, as a result of a reorganization in connection with the IPO, the Stockholders will own membership interests (“Units”) in Woodside Homes Company, LLC, a Delaware limited liability company (“Woodside LLC”), and shares of the Company’s Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), which together, subject to certain restrictions, are exchangeable for Class A Common Stock pursuant to that certain exchange agreement, dated as of [the date hereof], by and among Woodside LLC, the Company, the Stockholders and the other parties named therein (the “Exchange Agreement”); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, including for the avoidance of doubt any investment fund or other entity controlled or managed by, or under common control or management with, such Person; provided, however, that in no event shall (i) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder or (ii) any Person that is an operating company primarily engaged in the business of homebuilding or developing residential communities or a parent company of any such Person (other than an investment fund that, in addition to its interest in such Person, has investments in companies other than such Person) constitute an “Affiliate” of any Stockholder.

“Agreement” has the meaning given to such term in the preamble.

“Annual Budget” has the meaning assigned to such term in Section 3.1(a)(ii).

“As-Exchanged Basis” has the meaning set forth in the definition of Post-IPO Shares.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule.  Notwithstanding the foregoing, for all purposes of this Agreement, each Stockholder shall be deemed to beneficially own any shares of Common Stock issuable upon the exchange of Units of Woodside LLC in accordance with the Exchange Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York City, New York

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Charter.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Closing Date” has the meaning set forth in the Recitals.

“Common Stock” means the shares of Class A Common Stock, including any shares of capital stock into which Class A Common Stock may be converted (as a result of a recapitalization, share exchange or similar event) or that are issued with respect to Class A Common Stock (including, without limitation, with respect to any stock split or stock dividend, or a successor security).

“Company” has the meaning given to such term in the preamble.

“control” (including the terms “controlling”, “controlled by” and “under common control with”)  means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Director” means any member of the Board.

“EDGAR” means the SEC’s Electronic Gathering, Analysis and Retrieval System or any successor thereto.

“Equity Securities” means all Common Stock of the Company and any and all securities of the Company or any of its subsidiaries, convertible into, or exchangeable or exercisable for, options, warrants or other rights to acquire, shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Excluded Securities” means Equity Securities issued in connection with: (a) a grant to or exercise by any existing or prospective consultants, employees, officers or Directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation arrangement; (b) the conversion or exchange of any securities of Woodside Homes Company LLC into shares of Common Stock, including pursuant to the Exchange Agreement; (c) the issuance of any Common Stock or any security convertible into, or exchange or exercisable for, shares of Common Stock by the Company in a primary or underwritten public offering of such Common Stock or other security or in an offering in which such Common Stock or other securities will be resold in reliance on Rule 144A under the Securities Act; (d) any acquisition by the Company of the stock, assets, properties or business of any Person; (e) any merger, consolidation, acquisition or other business combination involving the Company or any Subsidiary of the Company; (f) a stock split, stock dividend or any similar recapitalization of the Company; (g) the conversion or exchange of any security issued pursuant to clause (c) above; or (h) any issuance of warrants or other similar rights to purchase Equity Securities to lenders or other institutional investors (excluding the Stockholders) in any arm’s length transaction providing debt financing to the Company or any of its subsidiaries (collectively, the “Financing Warrants”) [where such Financing Warrants, together with all then outstanding Financing Warrants, are not equal to and not convertible into an aggregate of more than 5% of the outstanding Equity Securities on a fully diluted basis at the time of the issuance of such Financing Warrants, in each case, approved by the Board.

“Exercise Period” has the meaning given to such term in Section 3.3(c).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning given to such term in Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise, together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing such information to such Stockholder by a contractual, legal or fiduciary obligation, (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any Information or (iv) was in such Stockholder’s, its Affiliates’ or its Representatives’ possession prior to the date of this Agreement and was not obtained from the Company, Woodside LLC or their respective Affiliates.

“IPO” has the meaning given to such term in the Recitals.

“Insolvency Event” means any of the following: (a) Woodside LLC files a petition under any chapter of title 11 of the United States Code (the “Bankruptcy Code”) or commences a proceeding under any similar law in any other jurisdiction or any other similar law of any jurisdiction affecting creditors’ rights; makes an assignment for the benefit of its creditors; or commences a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; (b) a petition is filed against Woodside LLC under any chapter of the Bankruptcy Code or any proceeding is commenced under any similar law of any other jurisdiction, or any other similar law of any jurisdiction affecting creditors’ rights or for the appointment of a receiver, trustee, liquidator, custodian or conservator of Woodside LLC or of the whole or substantially all of its property and Woodside LLC consents to, approves of or acquiesces in any such petition or proceeding (including by any decision not to oppose any such petition or proceeding) or (c) Woodside LLC admits in writing its inability to pay its debts generally as such debts become due.

“Issuance Notice” has the meaning given to such term in Section 3.3(b).

“New Securities” has the meaning given to such term in Section 3.3(a).

“Oaktree Designee” has the meaning given to such term in Section 2.1(c).

“Permitted Transferee” means, with respect to any Stockholder, an Affiliate of such Stockholder, including any investment fund or other entity or separately managed account controlled or managed by, or under common control with, such Stockholder; provided, however, that in no event shall (i) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder or (ii) any Person that is an operating company primarily engaged in the business of homebuilding or developing residential communities or a parent company of any such Person (other than an investment fund that, in addition to its interest in such Person, has investments in companies other than such Person) constitute a “Permitted Transferee.”  Any Stockholder shall also be a Permitted Transferee of the Permitted Transferees of itself.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of any two or more of the foregoing.

“Post-IPO Shares” means, with respect to the Stockholders, the number of shares of Common Stock beneficially owned, determined assuming each Unit (together with each share of Class B Common Stock) held by such Stockholders was exchanged for Class A Common Stock pursuant to the terms of the Exchange Agreement (hereinafter,  on an “As-Exchanged Basis”),  by the Stockholders following completion of the IPO (after taking into account (i) any shares sold by the Stockholders and their Affiliates as selling stockholders in the IPO and, if applicable, after delivery of shares of Common Stock by the Stockholders and their Affiliates to the underwriters in respect of an overallotment option granted to them by the Stockholders and their Affiliates and (ii) the purchase of any Units by the Company from the Stockholders using the proceeds of the IPO), as such number of shares may be equitably adjusted to reflect any dividend, split, subdivision or combination of shares, or reclassification, recapitalization, merger, consolidation or other reorganization of or with respect to the Common Stock occurring subsequent to such time.

“Pro Rata Ownership Interest” means, with respect to any Stockholder, on any issuance date for New Securities, such Stockholders’ percentage ownership (on an As-Exchanged Basis) of the total number of shares of Common Stock outstanding on such date immediately prior to the issuance of such New Securities, determined on a fully-diluted basis.

“Pro Rata Portion” has the meaning given to such term in Section 3.3(a).

“Representatives” means, with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of Stockholders any person designated for nomination by the Board as a Director by the Stockholders.

“Stockholder” and “Stockholders” have the meanings given to such terms in the preamble, and includes any Permitted Transferee of such Stockholder to whom the rights and obligations under this Agreement are assigned in accordance with Section 4.4 hereof.

“Stonehill Agreement” means that certain stockholders agreement, dated as of the date hereof, by and between the Company and Stonehill Institutional Partners, L.P.

“Stonehill Designee” has the meaning given to such term in the Stonehill Agreement.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, managing member or otherwise exercises similar management control.

“Unit” has the meaning set forth in the Recitals.

“Woodside LLC” has the meaning set forth in the Recitals.

“Woodside LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Woodside LLC, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

1.2          Other Definitional Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

2.1          Board Representation.

(a)           The Stockholders shall have the right, but not the obligation, to nominate:  (i) two individuals for election to the Board so long as the Stockholders or their Affiliates collectively beneficially own Common Stock representing at least 60% of their Post-IPO Shares and (ii) one individual for election to the Board so long as the Stockholders or their Affiliates collectively beneficially own Common Stock representing at least 20% (but less than 60%) of their Post-IPO Shares.

(b)           If at any time the Stockholders have nominated fewer designees than they are entitled to nominate under Section 2.1(a), the Stockholders shall have the right, but not the obligation, at any time, to designate such additional designees to which they are entitled for election or appointment to the Board.

(c)           In the event that a vacancy is created at any time by the death, retirement,  resignation or disqualification of any Oaktree Designee (as defined below) during his or her term, the resulting vacancy on the Board and any committee of the Board shall be filled by an individual designated by the Stockholders. Each individual nominated or designated by the Stockholders pursuant to Sections 2.1(a), (b) or (c) shall be referred to herein as an “Oaktree Designee.”

(d)           The Company agrees, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to (i) include in the slate of nominees recommended by the Company and/or the Board (or any committee thereof) for election to the Board at any meeting of stockholders called for the purpose of electing Directors the Oaktree Designees and (ii) to recommend to the stockholders of the Company each such individual to be elected as a Director and to solicit proxies or consents in favor thereof at least to the same extent as proxies or consents are solicited in favor of any other nominee recommended by the Company and/or the Board (or any committee thereof).  The Company is entitled to identify each such individual as an Oaktree Designee pursuant to this Agreement.  Without limiting the foregoing, the Company shall, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), as promptly as practicable, take all necessary and appropriate actions to cause the election, removal and replacement of the Oaktree Designees pursuant to this Section 2.1 (including, without limitation, increasing the size of the Board or any committee of the Board to the extent necessary to give effect to Section 2.1(b)).

2.2          Size of the Board.  On the Closing Date, the Board shall consist of seven (7) Directors.  The size of the Board shall not be increased without the prior written consent of the Stockholders so long as the Stockholders or their Affiliates collectively beneficially own at least 10% of the outstanding Common Stock; provided, however, that the size of the Board may be increased without the consent of the Stockholders solely to the extent necessary to appoint an Oaktree Designee in accordance with Section 2.1(b) of this Agreement or a Stonehill Designee in accordance with Section 2.1(b) of the Stonehill Agreement, in each case until the next annual election of Directors.

2.3          Expenses.   Each Director shall be entitled to reimbursement from the Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board or any committee thereof or governing body of any Subsidiary of the Company or any committee thereof to the same extent as other Directors that are not members of management of the Company are reimbursed.

2.4          Committees of the Board.

(a)           From and after the Closing Date, the Company shall cause the Board to maintain the following committees: (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee, (iv) any other committee necessary to comply with applicable laws and regulations and New York Stock Exchange rules and regulations and (v) any other committee as the Board shall determine in its discretion. Each committee shall be comprised of at least three (3) members of the Board and shall have the responsibilities described in resolutions of the Board creating such committee.

(b)           Each committee of the Board shall include at least one (1) Oaktree Designee so long as the Stockholders or their Affiliates collectively beneficially own Common Stock representing at least 20% of their Post-IPO Shares; provided that the right of any such Oaktree Designee to serve on a committee shall be subject to the Company’s obligation to comply with any applicable independence requirements of a national securities exchange upon which the Company’s Common Stock is listed.

(c)           On the Closing Date, each committee shall be comprised of three (3) Directors.  The size of each committee of the Board shall not be increased without the prior written consent of the Stockholders so long as the Stockholders or their Affiliates collectively beneficially own at least 10% of the outstanding Common Stock; provided, however, that the size of any committee of the Board may be increased without the consent of the Stockholders solely to the extent necessary to permit an Oaktree Designee appointed in accordance with Section 2.1(b) and Section 2.4(b) of this Agreement or a Stonehill Designee appointed in accordance with Section 2.1(b) and Section 2.4(b) of the Stonehill Agreement to join such committee until the next annual election of Directors.

2.5          Additional Management Provisions.

Each of the parties covenants and agrees to take all best efforts within its control to ensure that the Charter and Bylaws do not, at any time, conflict with the provisions of this Agreement as in effect on the date hereof.

2.6          Woodside LLC Activities; Approvals.  For so long as any Units remain outstanding (other than any Units held by the Company or its Subsidiaries), the Company, in its capacity as Managing Member of Woodside LLC, shall not cause or permit Woodside LLC to take any action without the approval of the Board to the extent such action would require the approval of the Board if taken by the Company itself, including, without limitation, the following:

(a)           to incur indebtedness (other than an amount that is not (i) material to the Company and its Subsidiaries, taken as a whole, and (ii) incurred in the ordinary course of business);

(b)           to offer, sell or issue any equity securities, or offer, sell or issue any securities which are convertible into or exchangeable or exercisable for equity securities, including, but not limited to, any preferred shares, other than Units that are offered, sold or issued solely to the Company in accordance with the Woodside LLC Agreement;

(c)           to effect or cause to be effected, or enter any contract or agreement that would, directly or indirectly, result or have the effect of causing, a Change of Control (as defined in the Exchange Agreement);

(d)           to approve an Insolvency Event;

(e)           pay or declare any dividends on any securities of Woodside LLC, distribute any assets (including property or cash) of Woodside LLC other than as required pursuant to the terms of the Woodside LLC Agreement or in the ordinary course of business or repurchase any outstanding Units;

(f)            make any material acquisition or disposition (whether by merger, stock purchase, asset purchase or otherwise) of another business or party other than in the ordinary course of business; or

(g)           adopt or amend any shareholder rights plan or similar agreement.

ARTICLE III

INFORMATION RIGHTS

3.1          Available Financial Information.

(a)           Upon written request of the Stockholders, the Company will deliver, or cause to be delivered, to the Stockholders or their designated Representatives:

(i)            as soon as available after the end of each month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and a consolidated statement of operations of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with (i) a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and (ii) such other non-GAAP financial and other financial data that the chief financial officer of the Company deems relevant for consideration by the Board on a monthly basis;

(ii)           an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), as soon as practicable, and in any event within five (5) Business Days , after approval of the Board, which shall include at least a projection of income and a projected statement of operations for each fiscal quarter in such fiscal year, in each case prepared in reasonable detail; it being recognized by the Stockholders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results.  Any material changes in such Annual Budget shall be delivered to the Stockholders as promptly as practicable following the close of the most recent fiscal quarter after such changes have been approved by the Board;

(iii)          as soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, (x) the annual financial statements required to be filed by the Company pursuant to the Exchange Act, (y) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company and (z) a Company-prepared comparison to the Annual Budget for such year as approved by the Board; and

(iv)          as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, (x) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act, (y) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year and (z) a Company-prepared comparison to the Annual Budget for such year as approved by the Board.

(b)           Notwithstanding anything to the contrary in Sections 3.1(a)(iii) and (a)(iv), the Company may satisfy its obligations thereunder by (i) providing the financial statements of any wholly-owned Subsidiary of the Company to the extent that such financial statements reflect the entirety of the operations of the business or (ii) filing such financial statements of the Company or any wholly-owned Subsidiary of the Company whose financial statements satisfy the requirements of clause (i), as applicable, with the Securities and Exchange Commission on EDGAR or in such other manner as makes them publicly available.

3.2          Compliance with Securities Laws.  Each Stockholder acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Company and its related parties or their respective securities and hereby confirms that it is familiar with the Exchange Act and the rules and regulations promulgated thereunder.

3.3          Preemptive Rights.

(a)           [Without duplication of the rights set forth in Section 3.2(f) of the Woodside LLC Agreement, so long as the Stockholders collectively beneficially own Common Stock representing at least 20% of their Post-IPO Shares, the Company hereby grants to each of the Stockholders the right to purchase, on any issuance date of new Equity Securities other than Excluded Securities that the Company may from time to time issue or sell to any other Person for cash or no consideration (“New Securities”), a number of New Securities in an amount such that such Stockholder’s Pro Rata Ownership Interest shall remain unaffected by the issuance of shares of Common Stock issuable upon conversion, exchange or exercise of the New Securities (such Stockholders’ “Pro Rata Portion”).

(b)           The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Stockholders at least 15 Business Days prior to such issuance or sale.  The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i)            the number and description of the New Securities proposed to be issued and the percentage of the Company’s outstanding Equity Securities (on an As-Exchanged Basis and fully diluted basis) such issuance would represent;

(ii)           the proposed issuance date; and

(iii)          the proposed purchase price per New Security.

(c)           Each of the Stockholders shall for a period of 15 Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase its Pro Rata Portion of the New Securities at the purchase price, and on the same terms and conditions, set forth in the Issuance Notice (or such other purchase price agreed between the Member and the Company) by delivering a written notice to the Company.  The closing of any purchase of New Securities pursuant to this Section 3.3 by any of the Stockholders shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.

(d)           Upon the issuance or sale of any New Securities in accordance with this Section 3.3, the Company shall deliver certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the and after payment therefor, duly authorized, validly issued, fully paid and non-assessable.  Each Stockholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds.  Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.]

ARTICLE IV

MISCELLANEOUS

4.1          Termination of Rights.  This Agreement shall terminate on the earlier to occur of (a) such time as the Stockholders cease to beneficially own any shares of Common Stock and (b) upon the delivery of a written notice by the Stockholders to the Company requesting that this Agreement terminate.

Confidentiality.  Each Stockholder hereby agrees, on behalf of itself and its Representatives, that it and its Representatives will keep strictly confidential and will not disclose, divulge or use for any purpose, other than to hold, vote and monitor its existing investment in the Company, any Information; provided that nothing herein shall prevent the Stockholders from (i) disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent required by law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to such party’s Representatives that in the reasonable judgment of such party need to know such Information, (f) to any potential transferee of Equity Securities as long as such transferee agrees to be bound by the provisions of this Section 4.2 as if a

Stockholder and the Company consents to such disclosure (such consent not to be unreasonably withheld or delayed) or (g) as part of a Stockholder’s or its Affiliates’ reporting or review procedures, or in connection with a Stockholder’s or its Affiliates’ fund-raising, marketing, informational or reporting activities; provided that recipients of Information provided pursuant to this subsection (g) are party to a non-disclosure or other confidentiality obligation; provided further that, in the case of clause (a), (b) or (c), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available, (ii) using such Information (a) to review and evaluate a Stockholders’ investment in the Company, or (b) in connection with any transactions contemplated by this Agreement or (iii) pursuing or consummating any transaction that such Stockholder would otherwise be permitted to pursue or consummate pursuant to Article XII of the Company’s Amended and Restated Certificate of Incorporation.  Notwithstanding the foregoing, any Stockholder and each of its Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Stockholder and its Representatives relating to such tax treatment, tax strategies and tax structure.

4.2          Amendments and Waivers.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and Stockholders beneficially owning a majority of the shares of Common Stock then beneficially owned by the Stockholders.  Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.3          Successors, Assigns and Permitted Transferees.   This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any Stockholder may assign its rights and obligations hereunder to any Permitted Transferee. Notwithstanding the foregoing, no assignment permitted under the terms of this Section 4.4 will be effective unless the transferee to which such assignment is being made, if not a Stockholder, has delivered a joinder agreement, substantially in the form attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of this Agreement and become a party hereto, whereupon such Person will be treated as a Stockholder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder.

4.4          Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)           if to the Company, to:

Woodside Homes, Inc.

39 East Eagleridge Drive, Suite 102

North Salt Lake City, Utah  84054

Attention:  General Counsel

Fax:  (801) 813-8003

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
601 Figueroa Street, 30th Floor
Los Angeles, California 90017
Attention:  Deborah J. Conrad, Esq.
Fax:  (213) 892-4721

(b)           if to a Stockholder party to this Agreement on the date hereof, to:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 29th Floor

Los Angeles, California  90071

Attention:  Ken Liang and Armen Panossian
Fax:  (213) 830-6499

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Matthew E. Kaplan, Esq.
Fax:  (212) 521-7334

(c)           if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

4.5          Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.  The Company hereby grants the Stockholders and their respective Affiliates permission to use the Company’s and its subsidiaries’ name and logo in marketing materials.

4.6          Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement, and this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

4.7          Restrictions on Other Agreements; Bylaws.  The provisions of this Agreement as in effect on the date hereof shall be controlling if any such provision or the operation thereof conflicts with the provisions of the Bylaws.  Each of the parties covenants and agrees to take, or cause to be taken, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), any action reasonably requested by the Company or any Stockholder, as the case may be, to amend the Bylaws so as to avoid any conflict with the provisions hereof as in effect on the date hereof, including, in the case of the Stockholders, to vote their shares of Common Stock or Class B Common Stock, as applicable.

4.8          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws thereof to the extent that such principles would require or permit the application of laws of another jurisdiction.

4.9          Jurisdiction and Forum; Waiver of Jury Trial.  In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed.  In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.5.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING

INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.10        Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.11        Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.  Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

4.12        Titles and Subtitles.  The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

4.13        Effectiveness.  This Agreement shall become effective upon the Closing Date.

4.14        No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, Director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

4.15        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile or electronic signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

WOODSIDE HOMES, INC.

By:
Name:
Title:

OAKTREE AC INVESTCO, L.P.

By:

By:

By:
Name:
Title:

OAKTREE AC INVESTCO 2, L.P.

By:

By:

By:
Name:
Title:

OAKTREE AC INVESTCO 3, L.P.

By:

By:

By:
Name:
Title:

[Signature Page - Stockholders Agreement]

Exhibit A

JOINDER AGREEMENT

Reference is made to the Stockholders Agreement, dated as of [•], 2014 (as amended from time to time, the “Stockholders Agreement”), among Woodside Homes, Inc. (the “Company”) and certain stockholders of the Company party thereto.  The undersigned agrees, by execution hereof, to become a party to, and to be subject to the rights and obligations under, the Stockholders Agreement.

[NAME]

By:
Name:
Title:

Date:

Address:

Acknowledged by:

WOODSIDE HOMES, INC.

By:
Name:
Title:

Date: